UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 24, 2008

HONG KONG HIGHPOWER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52103	20-4062622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, China
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 755-89686238

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2008, the Board of Directors of Hong Kong Highpower Technology, Inc. (the "Company") appointed Xinhai Li, Chao Li and Ping Li (the “New Directors”), to serve as independent directors of the Company. The Board of Directors determined that each of the New Directors is independent, as defined by the applicable rules of the American Stock Exchange.

In addition to the appointment of the New Directors, the Board of Directors formed an Audit Committee, a Compensation Committee and a Nominating Committee. Each of the New Directors were appointed to serve on the Audit Committee, with Ping Li serving as the “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. Xinhai Li and Chao Li were appointed to serve on the Compensation Committee and Nominating Committee, with Xihhai Li serving as chairman of the Compensation Committee and Chao Li serving as the chairman of the Nominating Committee.

Item 8.01.  Other Events

In addition, on January 24, 2008, the Company’s Board of Directors adopted the Hong Kong Highpower Technology, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”), attached as Exhibit 99.1 to this Current Report on Form 8-K. The Company intends to disclose on a Form 8-K any amendments or waivers of any provision of the Company's Code of Ethics.

Item 9.01.  Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Hong Kong Highpower Technology, Inc. Code of Business Conduct and Ethics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hong Kong Highpower Technology, Inc.

Dated: January 24, 2008	/s/	Dang Yu Pan
	By:	Dang Yu Pan
	Its:	Chairman of the Board and Chief Executive Officer